NEWS RELEASE                                 SPX Corporation

                                                 SPX Corporation
                                                 700 Terrace Point Drive
                                                 PO Box 3301
Contact:  Charles A. Bowman                      Muskegon, MI  49443-3301 USA
          800-727-1779                           Phone 616-724-5000
          E-mail:  investor@spx.com              Fax 616-724-5302

              SPX CORPORATION ANNOUNCES RESTRUCTURING CHARGE

          MUSKEGON, MI - December 28, 1998 - SPX Corporation (NYSE: SPW) today announced it will take approximately a $210 to $250 million pretax fourth quarter 1998 charge to restructure the former General Signal operations, to close the General Signal headquarters facility, and for other items. The company expects that approximately $20 million of incremental costs associated with these restructuring actions will be incurred in 1999. Components of the charge include:

1.   RESTRUCTURING OF FORMER GENERAL SIGNAL OPERATIONS:
     * The company will close approximately 25 manufacturing, sales and administrative locations.
     * These facility closings, an early retirement program, and other actions will result in a workforce reduction of approximately 1000 employees over the next six months.

2.   CLOSURE OF GENERAL SIGNAL HEADQUARTERS:
     * The closure of the former General Signal headquarters in Stamford, Connecticut is substantially complete.

3.   ADDITIONAL CHARGES:
     * SPX is assessing certain other matters that will likely result in one-time charges in the fourth quarter of 1998.
     * The charges include costs related to certain asset valuations, in-process technology, and potential environmental costs arising from the merger with General Signal.

          Commenting on today's announcement, John B. Blystone, Chairman, President and Chief Executive Officer said, "With the anticipated savings from these restructuring actions, which mitigate the current economic trends in our global markets, we remain confident in our 1999 earnings guidance of $4.85 per share, excluding any special charges."

          SPX Corporation is a global provider of industrial products and services, technical products and systems, service solutions and vehicle components. The Internet address for SPX Corporation's home page is www.spx.com.

          Statements in this press announcement that are not strictly historical are "forward-looking" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Investors are cautioned that such statements are solely predictions and speak only as of the date of this release. Actual results may differ materially due to risks and uncertainties that are described in the Company's Form 10-K for 1997, the Company's Registration Statement (Form S-4), and the Company's 1998 Third Quarter Form 10-Q.

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